Exhibit 99.3

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated December 21, 2010 to the Board of Directors of Whitney Holding Corporation (the “Company”) included in Appendix B to the Joint Proxy Statement/Prospectus relating to the proposed merger of the Company and Hancock Holding Company, and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES LLC

/s/ Gregg Gunselman Executive Director

January 26, 2011